Exhibit 99.1

KEARNY FINANCIAL CORP. ANNOUNCES RESULTS OF

STOCKHOLDER AND MEMBER VOTES

Fairfield, New Jersey, May 6, 2015 – Kearny Financial Corp. (“Kearny-Federal”) (NASDAQ Global Select: KRNY), the holding company for Kearny Bank (the “Bank”), announced that at special meetings held on May 5, 2015, its stockholders and the members of Kearny MHC each approved the plan of conversion and reorganization pursuant to which Kearny MHC will convert to the stock holding company form of organization and Kearny Financial Corp., a Maryland corporation (“New Kearny”), the proposed stock holding company for the Bank, will sell shares of its common stock. Kearny-Federal also announced that at the special meetings its stockholders and Kearny MHC’s members each approved the establishment and funding of the KearnyBank Foundation with a contribution of 500,000 shares of New Kearny common stock and $5.0 million in cash.

The offering and the plan of conversion and reorganization remain subject to final regulatory approval.

About Kearny Financial Corp.

Kearny Financial Corp. is the parent company of Kearny Bank. Kearny Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. At March 31, 2015, Kearny Financial Corp. had approximately $3.71 billion in total assets.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of the federal securities laws. Statements made herein that are not strictly historical are forward-looking; they are based on current expectations and speak only as of the date made. Actual results may differ materially. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to: the failure to obtain the approval of the Board of Governors of the Federal Reserve for the proposed conversion and related stock offering, delays in obtaining such approvals, or adverse conditions imposed in connection with such approvals, adverse changes in the real estate and economic environment, particularly in the market areas in which Kearny-Federal operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in Kearny-Federal’s filings with the Securities and Exchange Commission. Kearny-Federal and New Kearny undertake no obligation and specifically decline to release revisions to these forward-looking statements to reflect events or circumstances that take place after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

Contact:

Craig L. Montanaro

President and Chief Executive Officer

Kearny Financial Corp.

(973) 244-4500